Exhibit 3.10(a)
CHARTER
OF
ORTHOLINK RADIOLOGY SERVICES CORPORATION
     The undersigned, acting as incorporator of a for-profit corporation under the Tennessee Business Corporation Act, hereby adopts the following Charter for a business corporation.
1. Name. The name of the Corporation is OrthoLink Radiology Services Corporation.
2. Capital Stock. The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which shall be designated Common Stock, having no par value.
3. Registered Office; Registered Agent. The street address of the initial registered office of the Corporation shall be 530 Gay Street, Knoxville, County of Knox, Tennessee 37902. The name of the Corporation’s initial registered agent, to be located at its initial registered office, is (Illegible) Corporation System.
4. Incorporator. The name and address of the incorporator is:
Jonathan M. Skeeters
Greenebaum Doll & McDonald PLLC
700 Two American Center
3102 West End Avenue
Nashville, Tennessee 37203
5. Principal Office. The address of the principal office of the Corporation is 103 Powell Court, Suite 350, Brentwood, Tennessee 37027.
6. For Profit Corporation. The Corporation is for profit.
7. Indemnification of Directors and Officers.
     7.1 Indemnification. To the fullest extent permitted by, and in accordance with the provisions of, the Tennessee Business Corporation Act, as the same may be supplemented and amended, the Corporation shall indemnify each director or officer of the Corporation against reasonable expenses (including reasonable attorneys’ fees), judgments, taxes, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement (collectively “Liability”), incurred by such person in connection with defending any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative, and whether formal or informal) to which such person is, or is threatened to be made, a party because such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, member, employee or agent of another domestic or foreign corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans. A director or officer shall be considered to be serving an employee benefit plan at the Corporation’s request if such person’s duties to the Corporation also impose duties on or otherwise involve services by such person to the plan or to participants in or beneficiaries of the plan.
     7.2 Reimbursement of Expenses. To the fullest extent authorized or permitted by, and in accordance with the provisions of, the Tennessee Business Corporation Act, as the same may be supplemented and amended, the Corporation shall pay or reimburse reasonable expenses (including reasonable attorneys’ fees) incurred by a director or officer who is a party to a proceeding in advance of final disposition of such proceeding.
     7.3 Indemnification Provision Not Exclusive. The indemnification against Liability and advancement of expenses provided by, or granted pursuant to, this Section 7 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under the Bylaws, any agreement or action of shareholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office of the Corporation, shall continue as to a person who has ceased to be a director or officer of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such a person.
     7.4 Repeal or Modification of Indemnification. Any repeal or modification of this Section 7 by the Board of Directors or shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation under this Section 7 with respect to any act or omission occurring prior to the time of such repeal or modification.
8. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of such person’s duties as a director; provided, however, that this provision shall not eliminate or limit the liability of a director for the following: (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; or (c) under Section 48-18-304 of the Tennessee Business Corporation Act.

Dated: October 4, 2002.
/s/ Jonathan M. Skeeters
Jonathan M. Skeeters, Incorporator